Exhibit 8.1

April 13, 2023

Belpointe PREP, LLC

255 Glenville Road

Greenwich, Connecticut 06831

Ladies and Gentlemen:

We have acted as counsel to Belpointe PREP, LLC, a Delaware limited liability company (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-11 (File No. 333-[●]) (as amended, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale by the Company (the “Offering”) of up to $750,000,000 in Class A units representing limited liability company interests (the “Class A Units”). This opinion letter is rendered pursuant to Item 16 of Form S-11 and Item 601(b)(8) of Regulation S-K.

You have requested our opinion regarding (i) the qualification of the Company as a qualified opportunity fund (“QOF”) under section 1400Z-2 of the Internal Revenue Code of 1986 (the “Code”), (ii) the treatment of the Company as a partnership for US federal income tax purposes, and (iii) the accuracy of the discussion of U.S. federal income tax considerations contained under the caption “Material U.S. Federal Income Tax Considerations” in the Registration Statement.

In preparing this opinion letter, we have examined (i) the Registration Statement, (ii) the Certificate of Formation, as filed by the Company with the Delaware Division of Corporations on January 24, 2020, (iii) the Company’s Amended and Restated Limited Liability Company Operating Agreement, and (iv) such other documents as we have considered relevant to our analysis. In addition, the Company has provided us with, and we are relying upon, a certificate (the “Officer’s Certificate”) containing certain factual representations and covenants of an officer of the Company relating to, among other things, the actual and proposed operations of the Company and the entities in which it holds direct or indirect interests. Our opinion letter is based solely on the information and representations in such documents.

For purposes of this opinion letter, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity, to the extent relevant to our opinions, of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vi) due execution and delivery of all such documents by all the parties thereto, (vii) the compliance of each party with all material provisions of such documents, and (viii) the accuracy and completeness of all records made available to us.

For purposes of our opinion, we have not made an independent investigation of the facts, representations, and covenants set forth in the Officer’s Certificate, the Registration Statement, or in any other document. Consequently, we have assumed, and relied on your representations, that the information presented in the Officer’s Certificate, the Registration Statement, and other documents accurately and completely describe all material facts relevant to our opinion. We have assumed that such representations are true without regard to any qualification as to knowledge or belief. Our opinion is conditioned on the continuing accuracy and completeness of such statements, representations, and covenants. Any material change, or inaccuracy in the facts referred to, set forth, or assumed herein or in the Officer’s Certificate may affect our conclusions set forth herein.

The opinions expressed herein are given as of the date hereof and are based upon the Code, the U.S. Treasury regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinions rendered herein. In addition, as noted above, our opinions are based solely on the documents that we have examined and the representations that have been made to us and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us are, or later become, inaccurate. Our opinions are limited to the U.S. federal income tax matters specifically covered herein. We have not opined on any other tax consequences to the Company or any other person. Further, we express no opinion with respect to other federal laws or the laws of any other jurisdiction.

DELAWARE FLORIDA ILLINOIS MARYLAND MASSACHUSETTS MINNESOTA NEW JERSEY NEW YORK PENNSYLVANIA WASHINGTON, DC A DELAWARE LIMITED LIABILITY PARTNERSHIP

Belpointe PREP, LLC

April 13, 2023

Based on the foregoing, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that:

(i) commencing with the taxable year ended December 31, 2020, through the date hereof, the Company meets the requirements for qualification as a QOF under the Code;

(ii) commencing with the taxable year ended December 31, 2020, through the date hereof, the Company meets the requirements for taxation as a partnership and is not treated as an association taxable as a corporation by reason of section 7704 of the Code; and

(iii) the statements under the caption “Material U.S. Federal Income Tax Considerations” in the Registration Statement, to the extent they pertain to matters of U.S. federal income tax law or legal conclusions relating thereto, are correct in all material respects.

The foregoing opinions and the statements of law set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations” will depend on the Company’s and its subsidiaries’ ongoing satisfaction of the various requirements under the Code as described in the Registration Statement thereunder relating to, among other things, the nature of the Company’s gross income and the composition of the Company’s assets. We will not review the Company’s compliance with these requirements on a continuing basis. No assurances can be given that the Company will satisfy these requirements.

Our opinions do not preclude the possibility that the Company may need to seek to avail itself of one or more of the various relief provisions under the Code and the Treasury regulations thereunder that would permit the Company to cure certain violations of the requirements for qualification as a QOF and taxation as a partnership. Seeking relief under such provisions could require the Company to pay significant penalties or interest charges, make adjustments (including adjustments with respect to unitholders), or pay such additional amounts as are determined by the Internal Revenue Service.

Our opinion is not binding on the Internal Revenue Service, and the Internal Revenue Service may disagree with the opinion contained herein.

No opinions other than those expressly contained herein may be inferred or implied. Also, we undertake no obligation to update this opinion letter or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein.

This opinion letter is being furnished to you for submission to the Securities Exchange Commission as an exhibit to the Registration Statement. Except as provided in the next sentence, this opinion letter may not be distributed, quoted in whole or in part, or otherwise reproduced in any document. We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

SAUL EWING LLP

/s/ Saul Ewing LLP